AMENDMENT TO EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT TO EXECUTIVE CHANGE-IN-CONTROL SEVERANCE AGREEMENT (this “Amendment”) is made and entered into as of the 11th day of January 2018, by and between Mueller Water Products, Inc., a Delaware corporation (the “Company”), and Gregory S. Rogowski (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company and the Executive previously entered into that certain Executive Change-In-Control Severance Agreement effective May 4, 2009 (the “Agreement”);

WHEREAS, the Company desires to amend the Agreement to delete the tax gross-up provision contained therein consistent with the Company’s current policy regarding such payments;

WHEREAS, the Company further desires to amend the Agreement to add a “best-net” provision to apply to payments that may not be deductible under Code Section 280G or that may be subject to excise taxes imposed under Code Section 4999; and

WHEREAS, the Executive agrees to such amendments to the Agreement.

NOW, THEREFORE, the Company and the Executive, in consideration of the agreements, covenants and conditions herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.Article 5 of the Agreement is deleted in its entirety and replaced with the following:

“Article 5: Code Section 280G

5.1     Best-Net Benefit and Compliance with Code Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the Severance Benefits or any other payment or benefit under this Agreement, under any other agreement between the Executive and the Company, or pursuant to any plan, arrangement, program or policy of the Company (in the aggregate, the “Aggregate Payments”) constitute “parachute payments” within the meaning of Code Section 280G and, but for this Article 5, would not be fully deductible by the Company or its affiliates for federal income tax purposes because of Code Section 280G or any successor provision thereto (or that would result in the Executive being subject to the excise tax imposed by Code Section 4999 or any successor provision thereto), such Aggregate Payments will be reduced to the extent necessary such that no portion of the Aggregate Payments will be subject to the excise tax imposed by Code Section 4999, or any successor provision thereto; provided, that such a reduction will be made only if, by reason of such reduction, the Executive’s net after-tax benefit exceeds the net after-tax benefit the Executive would realize if such reduction were not made. The Company and the Executive shall at all times act in good faith to fully carry out the purposes and intent of this Section 5.1, including any action as may be necessary or appropriate to correct any calculation error which may be discovered subsequent to any payment pursuant to this Section 5.1.

5.2     Order of Reduction. Any reduction applied pursuant to Section 5.1 hereof shall be made in the order that would provide the Executive with the largest amount of after-tax proceeds. In applying this principle, the order of reduction referenced in Section 5.1 shall be made in a manner that is both consistent with, and avoids imposition of excise taxes under, Code Sections 280G and 409A.”

2.Except as specifically amended herein, the Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment, to be effective as of the date first above written, except as otherwise provided herein.

MUELLER WATER PRODUCTS, INC.

/s/ JENNIFER O'KEEFE
Jennifer O’Keefe Vice President, Human Resources

Date:	January 11, 2018

EXECUTIVE

/s/ GREGORY S. ROGOWSKI
Gregory S. Rogowski

Date:	January 11, 2018

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